Exhibit (d)(102)

ASSUMPTION AGREEMENT

AGREEMENT made as of December 30, 2010, among NORTHERN TRUST INVESTMENTS, N.A. (“NTI NA”), NORTHERN TRUST INVESTMENTS, INC. (“NTI INC”), THE NORTHERN TRUST COMPANY OF CONNECTICUT (“NTCC”) and COHEN & STEERS CAPITAL MANAGEMENT, INC. (the “Sub-Adviser”).

WHEREAS, Northern Funds is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, NTI NA and NTCC have been appointed as investment advisers to the Multi-Manager Global Real Estate Fund (the “Fund”) of Northern Funds pursuant to an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended, and the Assumption Agreement dated October 1, 2009 (the “Investment Advisory Agreement”);

WHEREAS, the Investment Advisory Agreement provides that NTI NA and NTCC may delegate any or all of their portfolio management services under the Investment Advisory Agreement to one or more sub-advisers;

WHEREAS, the Sub-Adviser has been appointed to serve as a sub-adviser to the Fund pursuant to a Sub-Advisory Agreement dated November 19, 2008, as amended (the “Sub-Advisory Agreement”);

WHEREAS, NTI NA will reorganize into NTI INC on or about December 30, 2010, (the foregoing referred to as a “Conversion”);

WHEREAS, the Conversion will not result in any changes to the personnel or investment operations with respect to the Funds;

WHEREAS, NTI INC will become a registered investment adviser under the Investment Advisers Act of 1940, succeeding to the investment adviser registration of NTI NA upon the completion of the Conversion; and

WHEREAS, NTI NA AND NTCC and the Sub-Adviser now desire to have NTI INC assume NTI NA’s responsibilities with respect to the Fund pursuant to the Sub-Advisory Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. NTI INC hereby assumes all rights and obligations of NTI NA under the Sub-Advisory Agreement with respect to the Fund.

2. The parties hereby agree that this Assumption Agreement shall be attached to and made a part of the Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Eric K. Schweitzer
(Authorized Officer)

Name:	Eric K. Schweitzer
Title:	Senior Vice President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric K. Schweitzer
(Authorized Officer)

Name:	Eric K. Schweitzer
Title:	Senior Vice President

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Joseph W. McInerney
(Authorized Officer)

Name:	Joseph W. McInerney
Title:	President & Chief Executive Officer

COHEN & STEERS CAPITAL MANAGEMENT, INC.

By:	/s/ William J. Frischling
(Authorized Officer)

Name:	William J. Frischling
Title:	Executive Vice President